Exhibit 99.1

FOR IMMEDIATE RELEASE

HAMPSHIRE GROUP EXPANDS BOARD WITH THE APPOINTMENT OF TWO INDEPENDENT DIRECTORS

New York, New York, January 22, 2015: Hampshire Group, Limited (OTC Markets: HAMP) today announced the appointment of two new independent Board members, Thomas J. Doyle and Brett Fialkoff, effective January 18, 2015. With these appointments, Hampshire’s Board increases from four to six members, of whom five are classified as independent directors.

Mr. Doyle brings more than 35 years of corporate financial and management experience to Hampshire, including 28 years across various divisions within Citigroup. Most recently, Mr. Doyle served as Executive Vice President and Regional Chief Credit Officer at Citigroup. Prior to that, he held managerial positions within the bank’s Global Portfolio Management, Corporate Finance, Acquisition Finance, and Institutional Recovery Management units. Earlier in his career, Mr. Doyle served as a Marketing and Credit Officer with Bankers Trust Company. Mr. Doyle retired from Citigroup in 2008. He currently serves as Treasurer on the Board of Directors at the Great Bay Condominium Owners Association – Ritz Carlton Club, St. Thomas. He earned a Bachelor’s degree in Accounting from St. John’s University in Queens, NY and an MBA in Finance from New York University.

Mr. Fialkoff is currently Chief Operating Officer at Haskell Jewels, LLC, a leading designer, marketer and distributor of costume jewelry and watches. Since 2008 he has also served as Head of Finance, Strategy, International, and Distribution for Haskell Jewels. Previously, Mr. Fialkoff was a founder and president of P2 Management, LLC, the management company for the Performance Partners, LP and Performance Partners LTD investment funds. Prior to founding P2 Management in 2003, he was a Managing Director at Performance Capital, LLC. He received a Bachelor’s degree from Bard College and attended the MBA program at Baruch College, City University of New York. Mr. Fialkoff is currently a Board Member of the Accessories Council and a Board of Advisors Member at Adaptive Sports Center. He was previously on the Board of Directors at Regent Energy and Sentigen Holdings.

Paul Buxbaum, Chairman and Chief Executive Officer of Hampshire Group, commented, “I, along with my fellow directors, are pleased to welcome Tom and Brett to our Board. They are highly-accomplished individuals with diverse professional backgrounds. We are confident that, with their insights and independent voices, Tom and Brett will be valuable additions to our Board.”

About Hampshire Group

Hampshire Group, Limited (www.hamp.com), along with its wholly-owned subsidiaries, Hampshire Brands, Inc. and Rio Garment S.A. is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children.

Investor Relations Contact: Fred Buonocore The Equity Group Inc. (212) 836-9607 fbuonocore@equityny.com